Exhibit 99.1

BrightSpire Capital, Inc. Completes
Name Change from Colony Credit Real Estate, Inc.

NEW YORK, June 24, 2021 – BrightSpire Capital, Inc. (“BrightSpire Capital” or the “Company”) announced today its successful name change from Colony Credit Real Estate, Inc. The Company has also changed its principal place of business and corporate headquarters from Los Angeles to New York City, now to be located at 590 Madison Avenue, 33rd Floor, New York, NY 10022. The Company will continue to be publicly traded on the New York Stock Exchange, with trading to begin under its new ticker symbol, BRSP, at market open on June 25, 2021. As previously announced, the Company’s Class A common stock will bear a new CUSIP number of 10949T 109.

About BrightSpire Capital, Inc.
BrightSpire Capital, Inc. (NYSE: BRSP), formerly Colony Credit Real Estate, Inc. (NYSE: CLNC), is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE debt investments and net leased properties predominantly in the United States. CRE debt investments primarily consist of first mortgage loans, which we expect to be the primary investment strategy. BrightSpire Capital is organized as a Maryland corporation and taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.brightspire.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward- looking statement. Additional information about these and other factors can be found in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as in BrightSpire Capital’s other filings with the U.S. Securities and Exchange Commission. Moreover, each of the factors referenced above are likely to also be impacted directly or indirectly by the ongoing impact of COVID-19 and investors are cautioned to interpret substantially all of such statements and risks as being heightened as a result of the ongoing impact of the COVID-19. Additional information about these and other factors can be found in BrightSpire Capital’s reports filed from time to time with the U.S. Securities and Exchange Commission.

BrightSpire Capital cautions its investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. BrightSpire Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and BrightSpire Capital does not intend to do so.

Contacts
Investor Relations
BrightSpire Capital, Inc.
Addo Investor Relations
Lasse Glassen
310-829-5400